EXHIBIT 10.57

INSPIRE PHARMACEUTICALS, INC.

DIRECTOR COMPENSATION POLICY

Amended and Restated: November 17, 2010	Page 1 of 3

All non-employee members (each, a ‘Director’ and, collectively, the ‘Directors’) of the Inspire Pharmaceuticals, Inc. (the ‘Company’) Board of Directors (the ‘Board’) shall receive the following compensation pursuant to this Director Compensation Policy (this ‘Policy’):

A.	Cash Compensation.

1. Each Director shall receive $40,000 annually to cover general availability and participation in meetings and conference calls of the Board;

2. Each member of the Audit Committee, Corporate Governance Committee, Compensation Committee, Development Committee and Finance Committee shall receive, with respect to such committee, $15,000 annually to cover general availability and participation in committee conference calls and meetings;

3. The Chairman of each of the committees identified above shall receive an additional $15,000 annually, for a total of $30,000 in respect of service for such committee; and

4. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 days, after the last day of such quarter.

B.	Equity Compensation—Stock Option Grants.

1. A stock option grant in a number of shares equal in value to $80,000, rounded to the nearest whole number, will be granted to each Director upon initial election to the Board, which stock option will vest over three years commencing on the date of grant as follows: 40% of such shares in year one (10% of the total shares per quarter), 30% of such shares in year two (7.5% of the total shares per quarter) and 30% of such shares in year three (7.5% of the total shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A stock option grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, will be granted to each Director at the time of each annual meeting of the Board of Directors, which stock option will vest over the one year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A stock option grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which stock option grant will vest over the one year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

C.	Equity Compensation—Restricted Stock Units.

1. A restricted stock unit grant in a number of units equal in value to $80,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to each Director upon initial election to the Board, which grant will vest over three years as follows: 40% of such units on June 1st of the year following the date of grant, 30% of such units on June 1st of the second year following the date of grant, and 30% of such units on June 1st of the third year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting;

INSPIRE DIRECTOR COMPENSATION POLICY	PAGE 2 OF 3

2. A restricted stock unit grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to each Director at the time of each annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A restricted stock unit grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

D.	Equity Compensation—Procedures and Methodology. All equity compensation awarded pursuant to this Policy (other than equity compensation granted pursuant to Paragraph E and, in certain circumstances, options granted pursuant to Paragraph B.1 and restricted stock units grant pursuant to Paragraph C.1) shall be granted on the date of the annual meeting of the Board of Directors. The exercise price for each share available under a stock option will be equal to the closing price of the Company’s common stock on the date of grant. The value of stock options shall be determined by the Company with an applicable option pricing model (including, without limitation, the Black-Scholes option pricing model) utilizing the closing price of the Company’s common stock and related assumptions as of the date of grant. No equity compensation granted pursuant to this Policy shall be awarded for a fraction of a share.

E.	Vacancies. In the event that a Director is appointed to fill a vacancy on the Board, any Committee of the Board, or as Chairman of the Board, the Board will determine the amount and timing of cash and equity compensation appropriate to provide such Director with comparable compensation for the remaining portion of the term such Director will serve.

F.	Effective Date. All provisions of this Policy shall be effective as of November 17, 2010.

G.	Change of Control. Equity compensation granted to Directors will vest upon a change of control in accordance with the terms of conditions of the Company’s applicable equity compensation plan(s) and grant agreements, including the Company’s Amended and Restated 2010 Equity Compensation Plan and the grant agreements thereunder.

H.	Equity Ownership Guidelines.

1. To further align the interests of the Directors with stockholders, the Board has established the following minimum stock ownership guidelines that apply to the Directors: each Director is expected to own shares of the Company’s common stock or common stock equivalents equal in value to three times the amount of their annual cash retainer, which annual cash retainer amount is set forth in Section A.1 above.

2. Equity that counts toward satisfaction of these guidelines include: shares of the Company’s common stock purchased on the open market by the Director and his or her immediate family members who share the same household, whether held individually or jointly; shares of the Company’s common stock acquired through stock option exercise; restricted stock, restricted stock units and deferred stock units, where the restrictions have lapsed; and shares of common stock beneficially owned in a trust for estate planning purposes.

3. To achieve the ownership amount set forth in this guideline, until these guidelines are met, it is expected that each Director will retain at least fifty percent (50%) of the net number of shares of common stock

INSPIRE DIRECTOR COMPENSATION POLICY	PAGE 3 OF 3

received upon the exercise of a stock option or vesting of other equity compensation received from the Company after accounting for the sale of shares necessary to pay applicable taxes associated therewith.

4. There may be instances where these guidelines would place a severe hardship on a Director or prevent a Director from complying with a court order. In these circumstances, upon the request of a Director, the Board or the Compensation Committee of the Board will make a decision as to whether an exemption will be granted and an alternative equity ownership guideline established for the applicable Director that reflects the intention of these guidelines and the Director’s individual circumstances.